iLink Telecom, Inc.
             Suite 201 - 1190 Hornby Street, Vancouver, B.C. V6Z 2K5
         Tel: (604) 232-0394 Fax: (604) 801-5580 email: ir@ilinktele.com


February 27th, 1999

Attention:        Mr. Randall Owen Walrond

RE:               iLink Telecom, Inc. & Randall Owen Walrond Consulting Contract

Dear Mr. Walrond:

This document is to outline the terms of the consulting contract that Randall Owen Walrond ("Mr. Walrond") will undertake on behalf of iLink Telecom, Inc. Randall Owen Walrond is a computer consultant specializing in telecom technologies.

Mr. Walrond will act as the head of Research and Development effective March 1, 1999. This contract will be in place for one year. Either party shall be entitled to terminate this consulting agreement by providing the other party with four calendar weeks written notice.

For his duties, Mr. Walrond will be renumerated a sum of $5,000 CDN per month, with a management review on a semi-annual basis.

Mr. Walrond will be expected to provide:

1. Strategic planning to iLink Telecom,  Inc.'s switching division;
2. Technical planning and the development  pro-forma cash  projections;
3. Input relating to Mergers and Acquisitions within the telecom sector;
4. Management expertise relating to the telecom switching, VoIP, and pre-paid card divisions;
5. The hiring and staffing of iLink  Telecom,  Inc.'s  telecom division;
6. Be current in the technologies relating to iLink Telecom, Inc. and the telecom industry as a whole;
7. Oversee the iLink Telecom, Inc. Calgary operation, and ensure it is running in an effective manner; and,
8.  Provide sales support for the telecom switching division.

Mr. Walrond is declaring that he also has a consulting agreement with Telephony Experts of Los Angeles, California.

A signed copy of this document signifies acceptance of these terms.





Amar Bahadoorsingh                            Randall Owen Walrond
President